FORM 3


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person

         Upbin, Hal J.
         600 Kellwood Parkway
         Chesterfield, MO 63017

2. Date of event Requiring Statement (Month/Day/Year)

         July 24, 2001

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol

         First Preferred Capital Trust               FBNKO
         First Preferred Capital Trust II            FBNKN

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

       X  Director                                    ___ 10% Owner
     ----
     ____ Officer (give title below)                  ___ Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group

                             X     Form filed by one reporting person
                           ----
                                   Form filed by more than one reporting person.
                           ----

             Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security                                  N/A

2. Amount of Securities Beneficially Owned            N/A

3. Ownership Form: Direct (D) or Indirect (I)         N/A

4. Nature of Indirect Beneficial Ownership            N/A


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               Table II - Derivative Securities Beneficially Owned


1. Title of Derivative Security                                     N/A

2. Date Exercisable and Expiration Date (Month/Day/Year)            N/A

3. Title and Amount of Securities Underlying Derivative
     Security                                                       N/A

4. Conversion or Exercise Price of Derivative Security              N/A

5. Ownership Form of Derivative Security: Direct (D) or             N/A

6. Nature of Indirect Beneficial Ownership                          N/A

     Explanation of Responses:                                      N/A



/s/ Hal J.Upbin
-----------------------------
Signature of Reporting Person

Date: August 1, 2001